August 30, 2007

Honorable Charles E. Schumer
United States Senate
313 Senate Hart Office Building
Washington, D.C. 20510-3203

Dear Senator Schumer:

I am writing with regard to four issues of mutual interest: (1) availability of mortgage financing in the markets we serve: New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands; (2) establishment of a public-private partnership to enable nonprofits to assist troubled borrowers rework their loans; (3) Chairman Bernanke’s suggestion that Fannie Mae and Freddie Mac make way for newer mortgages in their portfolios by selling some of their own guaranteed loans held in their own portfolios; and (4) the need to crack down on the unregulated, undercapitalized network of unscrupulous brokers who created this mess.

(1) Availability of Mortgage Financing

I have read with interest recent news accounts that suggest there is a scarcity of home mortgage financing available in some markets, including New Jersey and New York. These headlines appear to be based solely on anecdotal evidence; I would be concerned if they were true. We have surveyed our 288 community-based member lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands and have found that home mortgages are available. This is not a surprise, because the business of community bankers is extending credit in the areas they serve. So, it appears as if the headlines dramatically overstate the case. There are, in fact, thousands of community bankers located in virtually every city, hamlet, and village in our nation that can and do responsibly underwrite mortgages for families at all levels of income, including the jumbo and non-conforming mortgage sector.

(2) Empowering Nonprofits to Assist Troubled Borrowers

I believe very strongly that helping troubled borrowers rework their loans is going to be a critical need that will require the case-by-case skills of experienced nonprofits. However, I am not clear about how that will happen. I would like more details on what you envision this process to entail.

Meanwhile, the Home Loan Bank is already taking steps to provide the low-cost financing that is vital to helping borrowers avoid foreclosure. In the near future, the Bank will be announcing a program to partner with our member banks to provide foreclosure prevention assistance to qualifying households. Through this program, the Home Loan Bank will provide “at-cost” advances to support member lending activity targeted at providing financing opportunities for low- to moderate-income households that cannot afford the terms of their existing mortgages. Through the use of these low-cost funds, our members can provide households that are at a foreseeable risk of default an opportunity to modify or re-finance their current mortgages at an affordable level. Experienced nonprofits can then team with our members to identify those households at risk and provide them with the guidance they need to access this affordable financing option.

(3) Portfolio Limits for Fannie and Freddie

Chairman Bernanke’s suggestion in his August 27 letter to you is right on target. “Currently, the GSE portfolios include substantial holdings of GSE-guaranteed mortgage products, which are easily placed in the private secondary market even under current conditions.” As of July 31, 2007, Fannie Mae had a total portfolio of $729.8 billion, of which $277.5 billion, or 38%, was Fannie’s own MBS. For Freddie Mac, as of July 31, 2007, they held a total mortgage portfolio of $720.6 billion, of which $434.5 billion, or 60%, was their own securities. They own over $700 billion of their own guaranteed securities that could swiftly be sold to raise more capacity as needed. There is a demand for this type of investment and a scarcity of it available in the marketplace.

(4) Fixing the Problem

Most of the problems we are seeing in the subprime mortgage marketplace and much of the misery is the result of the poorly capitalized, often unlicensed, broker distribution network that has developed as securitization has come to dominate our mortgage markets.

In contrast, there is a regulated network of community-based lenders that is subject to the antipredatory lending standards recently promulgated by banking regulators. Community bankers have solid experience in avoiding the kind of subprime lending products that are creating pain and problems for some homebuyers. And the community banks now have access to GSE funding of the mortgages they originate through sales to Fannie Mae and Freddie Mac, as well as advances collateralized by those loans from the twelve Federal Home Loan Banks.

Simply put, the problem is not about availability of mortgages for creditworthy borrowers. The problem is the unsuitable loans that have already been made to borrowers and that may need to be modified or recast. These loans are not originated by lenders who are regulated by the OCC, the OTS, the FDIC, the NCUA, or a state banking department. And, so, we must do something to regulate those who are not regulated.

Our system of mortgage origination, on the whole, works exceedingly well. It seems to me that parts of the system have recently failed because clarity, full understanding, and solid underwriting were missing. We can only hope to correct this problem by excluding the swindlers and con artists who created the mess.

Meanwhile, we have a network of regulated, established community lenders who have a proven track record of making good mortgages that millions of people live with every day. Let’s not squeeze them out.

Very truly yours,

Alfred A. DelliBovi
President